Exhibit 99.1
The Goldman Sachs Group, Inc. ½ 200 West Street ½ New York, New York 10282
MICHELE BURNS TO JOIN GOLDMAN SACHS BOARD OF DIRECTORS
NEW YORK, October 28, 2011 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the election of M. Michele Burns as an independent director of the firm, effective yesterday. Ms. Burns’ election expands the Board to 12 directors, 10 of whom are independent directors. Ms. Burns will be a member of each of the firm’s Audit, Risk, Compensation and Corporate Governance and Nominating committees.
“Michele brings a wealth of knowledge and experience to our board. Her background in finance as well as organizational management and leadership development will be of great value to our shareholders and our people,” said Lloyd C. Blankfein, Chairman and CEO of The Goldman Sachs Group, Inc.
Ms. Burns was the Chairman and Chief Executive Officer of Mercer, a subsidiary of Marsh & McLennan Companies, Inc. and a global leader in human resource consulting, outsourcing and investment services, from September 2006 until earlier this month. She was recently selected to plan and design a new Retirement Policy Center sponsored by Marsh & McLennan Companies. The Center will focus on retirement public policy issues. Once established, she will serve as the Center’s Executive Director. Prior to joining Mercer, Ms. Burns served as the Chief Financial Officer of several public companies, including Marsh & McLennan Companies, Mirant Corporation and Delta Air Lines, Inc. She began her career at Arthur Andersen LLP, holding various positions including Senior Partner and Leader of the Southern Regional Tax Practice.
Ms. Burns is currently on the boards of Cisco Systems, Inc. and Wal-Mart Stores, Inc. and serves as a Board member and Treasurer of the Elton John AIDS Foundation. She is a graduate of the University of Georgia, where she also received a Masters degree in accounting.
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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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